                                LICENSE AGREEMENT

         THIS AGREEMENT is made this 30 day of June, 1998 by and between KOSS CORPORATION, a Delaware corporation with its principal place of business at 4129 North Port Washington Avenue, Milwaukee, WI 53212 (the "LICENSOR") and LOGITECH ELECTRONICS INC., an Ontario company, with its principal place of business at 60 Bell Farm Road, Barrie, Ontario L4M5G6 (the "LICENSEE").

         WITNESSETH:

         WHEREAS, LICENSEE desires to obtain the right to use certain trademarks of LICENSOR in connection with the marketing and sale of certain of LICENSEE's products; and

         WHEREAS, LICENSOR is willing to grant such rights to LICENSEE upon the terms and conditions set forth below;

         NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, the parties hereby agree as follows:


1.       DEFINITIONS.

         For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below:

         1.1 "Licensed Trademarks" mean the "Koss" trademarks listed on Exhibit A attached hereto.

         1.2 "Products" mean the consumer electronic products of LICENSEE set forth on Exhibit B attached hereto.

         1.3 "Licensed Products" mean all Products of LICENSEE which have the Licensed Trademarks affixed or attached thereto in any manner.

         1.4 "Territory" means the United States of America, Canada, Mexico, Australia, Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Paraguay, Peru, Uruguay, Venezuela, French Guiana, Guyana, Suriname, Austria, Belgium, Czechoslovakia, Greece, Hungary, Ireland, Israel, Luxembourg, The Netherlands, Poland, Portugal, Romania, Spain, Benelux, France, Germany, England, Italy, Switzerland, Norway, Sweden, Denmark, and Finland.

         1.5 "Contract Period" means the period beginning on July 1, 1998 and ending on June 30, 2003, and any applicable renewal period.



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
         1.6 "Contract Year" means the fiscal year of Koss Corporation (July 1-June 30).


2.       GRANT OF LICENSE; LICENSOR'S SALES.

         2.1 Subject to all the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE the exclusive right and license to use the Licensed Trademarks within the Territory during the Contract Period in connection with, and only with, the manufacture, promotion, distribution and sale of the Products.

         2.2 LICENSEE agrees that it will not make or authorize any use, direct or indirect, of the Licensed Trademarks outside of the Territory; provided, however, that subject to the provisions of Section 2.3 below, LICENSEE shall have the right to have the Licensed Products manufactured outside the Territory solely for sale by LICENSEE inside the Territory.

         2.3 LICENSEE shall have the right to subcontract the manufacture of the Licensed Products to another entity, provided that such entity executes a letter agreement in form substantially similar to Exhibit C attached hereto. LICENSEE shall not grant any other subcontracting rights other than as provided in this
Section 2.3.

         2.4 LICENSEE agrees to sell Products and Licensed Products to LICENSOR at a price equal to the price LICENSEE pays for such Products or Licensed Products, plus ten percent (10%), terms of net ninety (90) days. Notwithstanding anything to the contrary set forth in this Agreement, any schedule or Exhibit hereto, or any other document, LICENSOR and LICENSEE acknowledge and agree that LICENSOR shall continue to have the right, without any restrictions whatsoever and on terms acceptable to LICENSOR in its sole discretion, to sell Products or Licensed Products within the Territory or outside of the Territory (i) to the U.S. military or U.S. government or any other military or governmental agency until July 1, 2000, (ii) by direct mail or out of any of LICENSOR's outlet stores existing now or in the future, or (iii) directly to customers or end-users through LICENSOR's web site or otherwise via the internet.


3.       LICENSEE'S OBLIGATIONS.

         3.1 LICENSEE agrees that no Licensed Products will be manufactured, advertised, promoted, distributed or sold:

             (a)      in violation of any law or regulatory restriction; or

             (b) in any manner which damages the image, reputation or goodwill of the Licensed Trademarks or of LICENSOR.



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



         3.2 LICENSEE agrees that during the Contract Period, LICENSEE will diligently manufacture, promote, distribute and sell Licensed Products and make and maintain adequate arrangements for the distribution, repair and servicing of the Licensed Products throughout the Territory. LICENSEE and LICENSOR shall each inform the other party of their respective toll-free customer service telephone numbers, and shall inform customers who have mistakenly telephoned one party of the other party's customer service telephone number.

         3.3 LICENSEE agrees that LICENSEE will not sell refurbished Products labeled with the Licensed Trademarks unless such Products are clearly and conspicuously labeled as refurbished merchandise.

         3.4 LICENSEE agrees that all translation costs, filing fees and all other fees, costs and expenses associated with "registered user" filings within the Territory shall be paid in advance by LICENSEE to LICENSOR at the request of LICENSOR.


4.       APPROVAL OF LICENSED PRODUCTS.

         4.1 LICENSEE agrees that LICENSOR shall have the right to approve or disapprove, in the manner provided herein in advance of sale, the quality, style, appearance, material and workmanship of all Licensed Products and the packaging therefor, and to approve or disapprove in advance any and all trademarks, trade names, designs and logos (whether included in the Licensed Trademarks or not) used in connection with the Licensed Products. LICENSEE shall not advertise, distribute or sell any such Licensed Product which has not been approved by LICENSOR. Before selling or distributing any Licensed Product, LICENSEE shall submit to LICENSOR for its approval, artist renderings of the proposed products and/or mock-ups with full engineering specifications together with packaging, labels and the like. LICENSOR agrees that it shall, within twenty (20) business days after receipt of each of the renderings and/or mock-ups, approve or disapprove such products in writing, failing which such products shall be deemed to have been approved. After LICENSOR has approved the proposed products and LICENSEE has obtained tooling for the proposed products, LICENSEE shall provide LICENSOR with off-tool and/or production samples of the products and LICENSOR shall disapprove such samples in writing within twenty
(20) business days after LICENSOR's receipt of such items or else LICENSEE shall be deemed to have approved them. LICENSEE shall also provide to LICENSOR, at no cost to LICENSOR, two (2) working samples of each Product within thirty (30) days of the commencement of production of such Product. LICENSEE agrees that Licensed Products which are sold or distributed hereunder shall be of no lesser quality than the corresponding samples approved by LICENSOR. LICENSOR agrees that any approval required by LICENSOR under this Section 4.1 shall not be unreasonably withheld.




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



         4.2 During the Contract Period, LICENSEE shall take all actions reasonably necessary to cure any product defects in the Licensed Products and will act to preserve the image, reputation and goodwill of the Licensed Trademarks and of LICENSOR.


5.       APPROVAL OF ADVERTISING, APPEARANCE AND USE OF LICENSED
         TRADEMARKS.

         5.1 LICENSEE agrees that LICENSOR shall have the right to approve or disapprove, in advance of LICENSEE's commercial use of the Licensed Products, the contents, appearance and presentation of all advertising materials which incorporate the Licensed Trademarks or which make reference in any way to the Licensed Trademarks. Before producing, publishing or distributing any advertising materials hereunder, LICENSEE shall submit to LICENSOR, for its approval, line art and color specifications for the materials. LICENSOR agrees that it shall, within twenty (20) business days after receipt, approve or disapprove such material in writing, failing which such material shall be deemed to have been approved, provided that LICENSOR's approval shall be subject to submission and approval of LICENSEE's final packaging materials. LICENSOR agrees that any approval required by LICENSOR under this Section 5.1 shall not be unreasonably withheld.

         5.2 LICENSEE agrees to protect, indemnify and save harmless LICENSOR, its parent, subsidiaries and affiliates and all officers, directors, agents, employees and representatives thereof, and any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys fees, arising out of, or in any way connected with, any claim or action relating to the contents of LICENSEE's advertising or use of the Licensed Products, whether or not approved by LICENSOR hereunder.

         5.3 LICENSEE agrees that LICENSOR shall have the right to include a full line catalog of LICENSOR's products within each Product to which the Licensed Trademarks are affixed and distributed by LICENSEE. A sample of the full line catalog will be provided to LICENSEE, who shall instruct LICENSOR on a quarterly basis as to the quantity of full line catalogs needed and the destination where they should be shipped for LICENSEE's packaging purposes. LICENSEE further agrees that LICENSOR shall have the right to include promotional coupons for certain of LICENSOR's products on a quarterly basis except as prohibited by specific retailers. Such coupons shall be provided in a manner similar to that set forth above for the full line catalog and are to be included in every product bearing the Licensed Trademarks and distributed by LICENSEE.

         5.4 LICENSEE agrees to provide to LICENSOR a copy of LICENSEE's most recent list of holders of warranties on all Products distributed by LICENSEE. LICENSOR agrees to keep such information confidential and to use it solely for soliciting direct mail consumer sales.

6.       ROYALTIES; PAYMENT; RENEWAL.

         6.1 During the term of this Agreement, LICENSEE will pay to LICENSOR as royalties ("Royalties") an amount equal to ten percent (10%) of net sales of the Licensed Products. The term "net sales" with respect to the Licensed Products shall be defined as the total amount invoiced by LICENSEE for sales of the Licensed Products less the total amount of returns of the Licensed Products, as exemplified on Exhibit D attached hereto. LICENSOR and LICENSEE agree that no Royalties shall be paid on sales of products from LICENSEE to LICENSOR.

         6.2 Notwithstanding the provisions of Section 6.1, LICENSEE hereby agrees to pay to LICENSOR during the Contract Period annual minimum Royalties ("Minimum Royalties") as follows:

             Contract Year                       Minimum Royalties
             ------------                        -----------------

             July 1, 1998 - June 30, 1999        U.S. $125,000
             July 1, 1999 - June 30, 2000        U.S. $325,000
             July 1, 2000 - June 30, 2001        U.S. $425,000
             July 1, 2001 - June 30, 2002        U.S. $525,000
             July 1, 2002 - June 30, 2003        U.S. $600,000

If the sum of the total Royalties paid with respect to a Contract Year do not equal or exceed the Minimum Royalties for such Contract Year, the difference between the Minimum Royalties and the Royalties for such Contract Year shall be due and payable thirty (30) days following the end of such Contract Year.

         6.3 If upon the expiration of the initial Contract Period, LICENSOR in its sole and absolute discretion elects to renew this Agreement as hereinafter provided for an additional five (5) year term, the Minimum Royalties for the first renewal period shall be the greater of the following:

             Contract Year                       Minimum Royalties
             -------------                       -----------------

             July 1, 2003 - June 30, 2004        Actual Royalties for
                                                 the Contract Year
                                                 ending on June 30, 2003
                                                 plus 15%, or U.S.
                                                 $660,000

             July 1, 2004 - June 30, 2005        Minimum Royalties for
                                                 the Contract Year
                                                 ending on June 30, 2004
                                                 plus 10%, or U.S.
                                                 $725,000

             July 1, 2005 - June 30, 2006        Minimum Royalties for
                                                 the Contract Year
                                                 ending on June 30, 2005
                                                 plus 10%, or U.S.
                                                 $790,000



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



             July 1, 2006 - June 30, 2007        Minimum Royalties for the
                                                 Contract Year ending on
                                                 June 30, 2006 plus 10%,
                                                 or U.S. $875,000

             July 1, 2007 - June 30, 2008        Minimum Royalties for the
                                                 Contract Year ending on June
                                                 30, 2007 plus 10%, or U.S.
                                                 $970,000

         6.4 Payment of Royalties shall be made quarterly by LICENSEE to LICENSOR on or before the 20th day following the end of each calendar quarter of each Contract Year during the term of this Agreement (i.e. January 20, April 20, July 20 and October 20) and within thirty (30) days after the expiration or earlier termination of this Agreement, in respect of all Licensed Products shipped during such quarter.

         6.5 Payment of all Royalties shall be in United States funds. The late payment of any Royalties shall bear interest at the rate of one and one-half percent (1-1/2%) per month, or at the highest rate permitted by applicable state law, whichever is lower.


7.       BOOKS, RECORDS, AND STATEMENTS.

         7.1 LICENSEE shall maintain for three (3) years following the close of each Contract Year accurate books and records which disclose, at a minimum, the following: the cost of sales of the Licensed Products, the amount of sales of the Licensed Products, the amount of credits for returns, trade discounts and customer's shipping costs, the amount of all Royalties payable hereunder by LICENSEE and the manner in which such Royalties were determined.

         7.2 LICENSEE shall deliver to LICENSOR with each quarterly payment a detailed accounting statement showing the calculation of such Royalties payment. Such statement shall be in sufficient detail to be audited from the books of LICENSEE maintained pursuant to Section 7.1 hereof. By the 15th day of each month during the Contract Period, LICENSEE shall also provide LICENSOR with a preliminary tabulation of the sales and returns by customer and by Product model number for the prior month, for LICENSOR's use and analysis.

         7.3 Annually, within ninety (90) days after the close of each Contract Year, LICENSEE shall furnish to LICENSOR a statement, certified to be true and correct by LICENSEE's Chief Financial Officer, that the accounting for sales is complete and correct, and the total sales of the Licensed Products to each retail account.

         7.4 LICENSOR, at its expense, shall have the right at any time during regular business hours after the end of any Contract Year, upon five (5) days written notice to LICENSEE, to have a representative of LICENSOR examine or audit the books, accounts and records of LICENSEE which pertain to the manufacture, distribution and sale of the


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



Licensed Products and the amount of credit for returns, trade discounts and customer's shipping costs with respect thereto, and other books and records as they may be reasonably required by LICENSOR's accountants in order to verify the figures reported in any statements furnished to LICENSOR pursuant to this
Section 7. Such books of account and records shall be made available to LICENSOR and its accountants at LICENSEE's office located as herein stated or such other place as the parties shall mutually agree. LICENSEE shall render all possible assistance to LICENSOR and its accountants for the purpose of facilitating the checking or auditing of net sales and of the figures set forth in any of LICENSEE's statements. If the examination or audit reveals the underpayment of any Royalties, LICENSEE shall immediately pay LICENSOR the amount of the deficiency with interest, and if the deficiency exceeds five percent (5%) of the amount of Royalties paid with respect to such year or years audited, LICENSEE shall pay the cost of the examination or audit.


8.       TRADEMARKS.

         8.1 LICENSEE shall cause to be imprinted irremovably and legibly on each Licensed Product manufactured, distributed or sold under this Agreement (including, but not limited to, advertising, promotional, packaging and wrapping material and any other such material wherein the Licensed Trademarks may appear), the appropriate trademark and/or copyright notices, as shall be designated in writing in advance by LICENSOR. LICENSEE agrees to deliver to LICENSOR upon request, free of cost, samples of each Licensed Product together with their packaging and wrapping material for approval and for trademark and/or copyright registration purposes.

         8.2 LICENSEE agrees that it will not, during the Contract Period or thereafter, file any application for trademark registration or otherwise obtain or attempt to obtain ownership of any name, design, logo, trademark or trade name, within the Territory or in any other country of the world, which includes or is confusingly similar to or suggestive of the Licensed Trademarks.

         8.3 LICENSEE agrees that it will not, directly or indirectly, challenge or contest LICENSOR's ownership of or rights in the Licensed Trademarks, whether for the Licensed Products or otherwise.

         8.4 All use of the Licensed Trademarks by LICENSEE shall inure to the benefit of LICENSOR, and LICENSEE shall acquire no rights therein adverse to LICENSOR.


9.       MAINTENANCE OF LICENSED TRADEMARKS.

         LICENSEE shall promptly notify LICENSOR in writing of any infringement by others of the Licensed Trademarks on articles similar to the Licensed Products if and when


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



such become known to LICENSEE and shall provide LICENSOR with any available evidence of such infringement. Only LICENSOR shall have the right to commence legal proceedings against such infringer, and the expense of such legal proceedings shall be shared equally by LICENSOR and LICENSEE. In any infringement action, proceeding or claim brought by LICENSOR, LICENSEE, at its expense, shall make available to LICENSOR any relevant books, records, papers, information, designs, samples, specimens, and the like and shall cause any of the LICENSEE's employees to be deposed or to testify, whenever requested to do so by LICENSOR. Any damage award or recovery resulting from such legal proceedings shall be divided equally between LICENSOR and LICENSEE.


10.      INDEMNIFICATION AND INSURANCE.

         10.1 LICENSEE agrees to protect, indemnify and save harmless LICENSOR, its parent, subsidiaries and affiliates and all officers, directors, agents, employees and representatives thereof, and any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys fees, arising out of, or in any way connected with, any claim or action for the violation by LICENSEE of any statutory or regulatory obligation, any claim or action for injury or damage to property, personal injury, death or other cause of action involving alleged defects in Licensed Products, and any other claim or action arising out of LICENSEE's activities pursuant to this Agreement or other conduct of its business.

         10.2 LICENSEE shall, within thirty (30) calendar days after the execution of this Agreement, obtain from an insurance company reasonably acceptable to LICENSOR, and maintain during the term of this Agreement and for a period of twenty-four (24) months following the expiration or termination of this Agreement, public and products liability insurance with a limit of liability of not less than Five Million ($5,000,000) U.S. dollars per occurrence in order to protect LICENSOR against any liabilities with which it may be charged because of damage or injuries suffered by any servants, agents, contractors, employees or customers of LICENSEE or by the general public, resulting from the use or sale of the Licensed Products manufactured, distributed, advertised or sold by LICENSEE or by LICENSEE's contractor. LICENSEE agrees to cause LICENSOR's name to be entered in such policy as an additional named insured and an additional loss payee, and to deliver to LICENSOR a certificate thereof. Said insurance shall provide that it cannot be canceled without the insurer first giving LICENSOR twenty (20) calendar days' advance written notice thereof. LICENSEE shall furnish or cause to be furnished to LICENSOR evidence of the maintenance and renewal of the insurance required herein, including, but not limited to, copies of policies, certificates of insurance, with applicable riders and endorsements, and proof of premium payments.





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
11.      DEFAULT; TERMINATION.

         11.1 In the event of a default by either party in the performance of any of its obligations pursuant to this Agreement, the non-defaulting party shall give written notice of such default to the defaulting party. Within thirty
(30) days of its receipt of such notice, the defaulting party shall cure the default. If the defaulting party does not take such corrective actions or cure the default within the respective time period, the non-defaulting party shall have the right to terminate this Agreement upon the expiration of the respective period. The right to remedy a default shall not apply to a violation of Sections 4, 5, 6 or 7 of this Agreement, which shall give LICENSOR the right, in its sole discretion, to treat as such violation a non-curable default and to terminate this Agreement.

         11.2 Either party shall have the right to terminate this Agreement upon ten (10) days prior notice upon the occurrence of any of the following events:

              (a) If the other party shall become insolvent or shall make an assignment for the benefit of creditors or become the subject of receivership, bankruptcy or other insolvency or debtor relief proceedings, or any similar proceedings;

              (b)      If the other party shall cease to do business; or

              (c) Except as permitted under Section 14 hereof, if the other party shall attempt to assign any of its rights under this Agreement.

         A party's exercise of its right, pursuant to this Section 11.2, to terminate this Agreement shall be without prejudice to any other legal or equitable remedy such party may hold against the other party by reason of the other party's breach of any term or condition of this Agreement.

         11.3 No assignee for the benefit of creditors, receiver, liquidator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of LICENSEE's assets or business, shall have any right to continue performance of this Agreement, and this Agreement may not be assigned by operation of law.

         11.4 Failure to terminate this Agreement pursuant to this Section 11 shall not effect or constitute a waiver of any remedies the non-defaulting party would have been entitled to demand, whether by way of damages, termination or otherwise. Termination of this Agreement shall be without prejudice to the rights and liabilities of either party to the other in respect of any matter arising under this Agreement.





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



12.      RIGHTS AFTER TERMINATION.

         12.1 Except as provided in Section 12.2 hereof, from and after the termination of this Agreement, whether because of non-renewal, default or otherwise, all of the rights of LICENSEE to the use of the Licensed Trademarks shall, except as hereinafter expressly provided, cease absolutely, and LICENSEE shall not thereafter manufacture, advertise, promote, distribute or sell any item whatsoever in connection with the Licensed Trademarks. It is further agreed that following expiration of the Contract Period, LICENSEE shall not manufacture, advertise, promote, distribute or sell any item whatsoever in connection with the use of any name, figure, design, logo, trademark or trade name similar to or suggestive of the Licensed Trademarks.

         12.2 Any Licensed Products for which as of the date of termination LICENSEE has non-cancelable open orders or which are in transit to the United States may be sold by LICENSEE on a non-exclusive basis during the twelve (12) month period following the date of termination. Any Licensed Products which are warehoused in the United States on the date of termination and any Licensed Products which were returned to LICENSEE by a customer may be sold by LICENSEE on a non-exclusive basis during the nine (9) month period following the date of termination. LICENSEE shall continue to pay to LICENSOR with respect to such sales Royalties at the rate and in the manner specified in this Agreement. Within sixty (60) days of the date of termination, LICENSEE shall provide to LICENSOR a complete listing of the inventory in transit and the warehoused inventory. Notwithstanding anything herein to the contrary, LICENSEE shall have no right to manufacture any additional Licensed Products after the date of termination.


13.      NOTICE.

         All notices required or provided for in this Agreement shall be in writing and shall be given by registered mail, prepaid and properly addressed to the last known address of the party to be served herewith, or by telecopy facsimile and confirmed by regular mail, and shall be deemed to have been given on the seventh (7th) day after mailing or on the same day as the facsimile transmission is received. Notices sent to LICENSOR shall be addressed as follows:

         Koss Corporation
         4129 North Port Washington Avenue
         Milwaukee, WI 53212
         Attn: President
         Fax No.: (414) 967-1537




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



         Notices sent to LICENSEE shall be addressed as follows:

         Logitech Electronics Inc.
         60 Bell Farm Road
         Barrie, Ontario
         L4M5G6
         Attn: President
         Fax No.: (705) 734-1342


14.      ASSIGNMENT.

         This Agreement shall bind and inure to the benefit of LICENSOR, and the successors and assigns of LICENSOR. The rights granted LICENSEE hereunder shall be exclusive to it and shall not, without the prior written consent of LICENSOR, be transferred or assigned to any other entity. In the event of the merger or consolidation of LICENSEE with any other entity, LICENSOR shall have the right to terminate this Agreement by so notifying LICENSEE in writing on or before sixty (60) days after LICENSOR has received written notice of such merger or consolidation.


15.      JOINT VENTURE.

         This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between LICENSOR and LICENSEE. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third person.


16.      MISCELLANEOUS.

         16.1 Section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such section headings had been omitted.

         16.2 This writing constitutes the entire Agreement between the parties hereto and may not be changed or modified except by a writing signed by the parties hereto.

         16.3 If and to the extent that any provisions of this Agreement are prohibited or unenforceable under any applicable law, such provisions shall be ineffective to the extent of such prohibition or unenforceable without invalidating the remaining provisions hereof or affecting the validity or enforceability of any other provision hereof.


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



         16.4 The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

         16.5 This Agreement shall be governed by the substantive laws of the State of Wisconsin (regardless of laws that might be applicable under principles of conflicts of laws) as to all matters, including but not limited to matters of validity, construction, effect and performance. Resolution of any and all disputes between LICENSOR and LICENSEE arising from or in connection with this Agreement, whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, shall be governed by and settled in accordance with binding arbitration by three (3) arbitrators; provided, however, that the three arbitrators selected shall each have extensive knowledge in the area of federal trademark law. If the parties cannot agree on the selection of three arbitrators, each party shall select one arbitrator, and those two arbitrators together shall select the third arbitrator, and the three arbitrators, each of which shall have extensive knowledge in the area of federal trademark law, shall resolve the dispute as provided herein. The arbitrators' findings and decisions shall be limited to the subject matter of the dispute, and such findings and decisions shall be in writing and shall be final and binding on the parties hereto, and shall specify the reasons for and facts on which such findings and decisions were reached. The parties hereto shall bear equally the arbitrators' fees and charges, and each party shall bear its other costs and expenses for the arbitration, including attorneys' fees. The arbitration shall be conducted in Milwaukee, Wisconsin. To the extent that the parties hereto need to enforce the arbitration provisions in this Agreement or need to enforce or otherwise give effect to any arbitration finding, decision or award, the parties hereto hereby agree that any such action or proceeding shall be adjudicated before a federal or state court located in Milwaukee, Wisconsin, and they hereby submit to the exclusive jurisdiction of the courts of the State of Wisconsin located in Milwaukee, Wisconsin, and of the federal courts located in Milwaukee, Wisconsin, with respect to any such action or proceeding commenced by either party. The parties hereto irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, and hereby consent to the service of process in any such action or proceeding by means of registered or certified mail, return receipt requested, in care of the applicable address set forth under the notice provisions in this Agreement.




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



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above. The effective date of this Agreement is July 1, 1998.

                                          KOSS CORPORATION


                                          By:/s/   Michael J. Koss
                                             --------------------------------
                                             Michael J. Koss
                                             Title: President and CEO



                                          LOGITECH ELECTRONICS INC.


                                          By:/s/   Greg Bell
                                             --------------------------------
                                             Print Name:   Greg Bell
                                                        ---------------------
                                             Title:  President and CEO





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



                                    EXHIBIT A

   KOSS (Plain Block Letters) (as shown in U.S. Registration No. 1,821,035)

   KOSS (Stylized) (as shown in U.S. Registration No. 1,850,556)

   KOSS & Design (as shown in U.S. Registration No. 2,070,098)






























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



                                    EXHIBIT B

         Description of Products to be sold under Licensor's Trademark.

All powered and passive speaker products suitable for use with any audio, video, communication, or computer products. Speaker construction will primarily be made of injection molded plastic with the possible exception of some subwoofer products that may be made of wood or wood composites. Also included will be any AC or DC adaptors, connecting cables (including speaker wire), as well as mounting brackets and assemblies.

                                    EXHIBIT C


TO:

FROM:   (Subcontractor) Manufacturing Factory

RE:     Use of the "Koss" Brandname

The purpose of this letter is to acknowledge that ___________________ has the right to manufacture Licensed Products, as defined in the License Agreement between Logitech Electronics Inc. and Koss Corporation dated ___________, 1998 ("License Agreement"), bearing the "Koss" brandname and trademarks only for the account of Logitech Electronics Inc. and only as a subcontract manufacturer pursuant to Sections 2.2 and 2.3 of the License Agreement and for no other purpose. We agree that we will not use the "Koss" name on any products other than those manufactured for Logitech Electronics Inc.'s account. __________ agrees that neither it nor any affiliated or related individual or entity (i) will, at any time, file any application for trademark registration or otherwise obtain or attempt to obtain ownership of the "Koss" brandname or trademarks, or any name or mark which is confusingly similar thereto, anywhere in the word or
(ii) directly or indirectly challenge or contest Koss Corporation's ownership of or rights in the "Koss" brandname and tradenames, whether for the Licensed Products or otherwise.




















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


                                    EXHIBIT D


          Calculation of Quarterly Royalties Payment (in U.S. Dollars)


Products       Total Sales       Returns          Net Sales        Royalty Rate

               $                $                $                      10%
               -----------      --------         ----------        -------







   ROYALTIES PAYMENT   U.S.     $
                                --------

















                                       17